LNR

Partners, LLC

Acknowledgement and Acceptance of Special Servicer

August 27, 2024

Wilmington Trust, National Association, as Trustee 1100 North Market Street Wilmington, Delaware 19890 Attention: CMBS Trustee – Grace 2020-GRCE Email: cmbstrustee@wilmingtontrust.com

RE: Acknowledgement and Acceptance of Special Servicer;

Grace Trust 2020-GRCE, Commercial Mortgage Pass-Through Certificates, Series 2020-GRCE

Ladies and Gentlemen:

Reference is made to that certain (i) Trust and Servicing Agreement (the “TSA”) dated as of November 18, 2020, originally between Banc of America Merrill Lynch Large Loan, Inc., as Depositor, Wells Fargo Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, relating to the Grace Trust 2020-GRCE, Commercial Mortgage Pass-Through Certificates, Series 2020-GRCE and (ii) Co-Lender Agreement dated as of November 18, 2020 originally by and between Bank of America, National Association, as an Initial Note A Holder, JPMorgan Chase Bank, National Association, as an Initial Note A Holder, Column Financial, Inc., as an Initial Note A Holder, DBR Investments Co. Limited, as an Initial Note A Holder, Bank of America, National Association, as Initial Note B-1 Holder, JPMorgan Chase Bank, National Association, as Initial Note B-2 Holder, Column Financial, Inc., as Initial Note B-3 Holder, and DBR Investments Co. Limited, as Initial Note B-4 Holder, regarding the loan secured by real and personal property commonly known as The Grace Building (the “Co-Lender Agreement”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the TSA and Co-Lender Agreement, as applicable.

Pursuant to Section 7.01(c) of the TSA and Section 21(h) of the Co-Lender Agreement, the undersigned hereby agrees with all the other parties to the TSA that the undersigned shall serve as Special Servicer under, and as defined in, the TSA. The effective date (the “Effective Date”) of the appointment of the undersigned as Special Servicer shall be the date hereof. The undersigned hereby assumes and agrees to perform punctually, as of the Effective Date, all of the responsibilities, duties and liabilities of the Special Servicer under the TSA and the Co-Lender Agreement that arise on and after the Effective Date. The undersigned hereby makes, as of the Effective Date, the representations and warranties set forth in Section 2.04(b) of the TSA mutatis mutandis with all references to “Agreement” in Section 2.04(b) of the TSA to include this Acknowledgement and Acceptance of Special Servicer in addition to the TSA, with the following corrections with respect to type of entity and jurisdiction of organization: LNR Partners, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Florida. The undersigned certifies that it satisfies all related qualifications set forth in the Co-Lender Agreement.

2340 Collins Avenue • Miami Beach, Florida 33139

Telephone: (305) 695-5600 • Fax: (305) 695-5601

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LNR Partners, LLC’s address for notices pursuant to Section 10.05 of the TSA is as follows:

LNR Partners, LLC

2340 Collins Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather N. Bennett and Arnold Shulkin

with a copy to:

Email: hbennett@starwood.com; ashulkin@lnrpartners.com; and

lnr.cmbs.notices@lnrproperty.com

Sincerely,

LNR PARTNERS, LLC

By: /s/ Arnold Shulkin

Name: Arnold Shulkin

Title: Vice President

2340 Collins Avenue • Miami Beach, Florida 33139

Telephone: (305) 695-5600 • Fax: (305) 695-5601

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